SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (the "Agreement") is entered into as of this the 2nd day of June, 2008, by and between NeoMedia Technologies, Inc., a Delaware corporation (the "Company") and Frank Pazera (the "Executive").

RECITALS:

WHEREAS, the Executive has tendered his resignation with the Board of Directors of the Company on June 2, 2008, a copy of which is attached hereto as Exhibit A; and

WHEREAS, in connection with the Executive’s resignation, the Company and the Executive have agreed to terminate the Employment Agreement by and between them dated January 1, 2008 and any subsequent agreements or modifications of the Employment Agreement (the "Employment Agreement") and the employment relationship existing thereunder; and

WHEREAS, both Executive and the Company desire to resolve any differences and/or disputes with respect to Executive's employment and the Executive’s resignation thereof.

AGREEMENT:

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company acknowledge and voluntarily agree as follows:

1.	Recitals. The forgoing recitals are true and correct and are incorporated herein by this reference.

2.
Termination of Employment Agreement. The Executive and the Company shall terminate the Employment Agreement as of 5:00 p.m., Eastern Standard Time on June 2, 2008 the (“Effective Date”). As of the Effective Date, all rights of the Executive thereof shall terminate and all terms of the Employment Agreement shall be of no further force or effect.

3.
Severance Payment. In consideration of the termination of the Employment Agreement and the other covenants and agreements set forth herein, the Company shall pay to the Executive a severance payment equal to Sixty-Six Thousand Six Hundred Sixty-Seven Dollars ($66,667), which such payment shall be made to the Executive in eight (8) equal semi-monthly installments of Eight-Thousand Three-Hundred Thirty-Three Dollars and Thirty-Eight Cents ($8,333.38) commencing on June 15, 2008 (the “Commencement Date”) in accordance with the Company's customary payroll practices.

4.
Benefits. The Executive shall be entitled to continue to participate in or receive medical, life, and disability insurance as the Company provides generally from time to time to its senior executives, and to its employees, generally, through and until the until the earlier of (a) the last day of the month in which the final installment payment is paid in accordance with Section 3 herein above (the “Expiration Date”) and (b) such date that the Executive obtains employment and becomes eligible for benefits of such employer. Nothing herein is intended, or shall be construed to require the Company to institute or continue any, or any particular, plan or benefits. Furthermore, the Executive hereby agrees and acknowledges that he shall be obligated to make all monetary contributions in accordance with each applicable benefit plan for so long as he continues to participate in such plans.

5.
Bonus. In consideration of the termination of the Employment Agreement and the other covenants and agreements set forth herein, the Company shall pay to the Executive Ten Thousand Dollars ($10,000) within 5 days of the Commencement Date, which such payment represents fifty percent (50%) of the Executive’s first quarter 2008 bonus under the Employment Agreement.

6.
No Additional Payments. The Executive and the Company agree that except as provided in Sections 3, 4 and 5 herein above, the Executive is not entitled to any additional salary, benefits, compensation or other consideration of any nature whatsoever. For the sake of clarity, the parties hereto hereby agree and acknowledge that the Executive is only entitled to receive Ten Thousand Dollars ($10,000) pursuant to Section 5 herein.

7.
Release by Executive. Except with respect to the (i) covenants and agreements of the Company set forth in this Agreement, the Executive, on behalf of himself, his successors, heirs and assigns, hereby agrees to completely and irrevocably discharge and release the Company, its officers, directors, employees, agents, shareholders, affiliate corporations or entities, predecessors, successors and assigns, and their officers, directors, employees, agents and shareholders from any and all claims, demands, actions, damages, lawsuits, obligations, promises, administrative actions, charges and causes of action, and/or liability whatsoever, both known or unknown, in law or in equity, involving any matter arising out of or in any way related, directly or indirectly, to any and all obligations, duties and liabilities under the Employment Agreement and the termination of same, including, but not limited to, any claim of wrongful discharge, breach of contract, and/or employment discrimination in violation arising out of, under, or in relation to the Executive’s employment with the Company, the termination of the Employment Agreement, the Civil Rights Act of 1871, the Labor Management Relations Act of 1947, the Equal Pay Act of 1963, Title VII of the Civil Rights Act of 1964, the Occupational Safety and Health Act of 1970, the Rehabilitation Act of 1973, the Health Maintenance Organization Act of 1973, the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act of 1986, the Civil Rights Act of 1991, Executive Orders 11141, 11246 and 11375 and/or any other state, federal or local Fair Employment Practice law, employment law, or statute.

8.
Release by Company. The Company, for itself and its directors, officers, employees, agents, subsidiaries and affiliated entities, remises, releases, and forever discharges Executive, his heirs, executors, and administrators, successors, assigns, agents, counsel and representatives, of and from all manner of action and actions, cause and causes of action, suits, debts, sums of money, covenants, contracts, agreements, claims and demands whatsoever, in law, or in equity, that Company ever had, now has or may have, for, on, or by reason of any matter, cause, or thing whatsoever, that may have arisen by reason of Executive's employment or affiliation with the Company.

9.
Non-Competition. Commencing on the Effective Date through and until the Expiration Date, the Executive shall not, in the Restricted Area (as defined below), directly or indirectly, engage in, promote, finance, own, operate, develop, sell or manage or assist in or carry on in any business in direct competition with the business of the Company, as such business now exists or as it may exist through and up to the Expiration Date; provided, however, that Executive may at any time own securities of any competitor corporation whose securities are publicly traded on a recognized exchange so long as the aggregate holdings of the Executive in any one such corporation shall constitute not more than five percent (5%) of the voting stock of such corporation. The term “Restricted Area” used in this Agreement includes any geographical location anywhere in the world where Executive had been assigned to perform services on behalf of Company during his employment with the Company and where the Company, its affiliates or subsidiaries either (a) is engaged in business or (b) has evidenced an intention to engage in business. The phrase “directly or indirectly” used in this Agreement includes the Executive either on his own account, or as a partner, owner, promoter, joint venturer, employee, agent, consultant, advisor, manager, executive, independent contractor, officer, director, stockholder, or otherwise, of an entity.

10.
Non-Solicitation of Employees or Independent Contractors. Commencing on the Effective Date through and until the Expiration Date, the Executive shall not, directly or indirectly, solicit or attempt to induce any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity to terminate his employment with, or engagement by, the Company. Likewise, commencing on the Effective Date through and until the Expiration Date, the Executive shall not, directly or indirectly, hire or attempt to hire for another entity or person any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity.

11.
Non-Solicitation of Customers, Prospective Customers or Vendors. Commencing on the Effective Date through and until the Expiration Date, the Executive shall not, directly or indirectly, sell, assemble, manufacture or distribute products or services of the type sold or distributed by the Company to any Customer, Prospective Customer or Vendor (as such terms are defined below) of the Company in the Restricted Area through any entity other than the Company. The Executive acknowledges and agrees that the Company has substantial relationships with its Customers and Vendors, which the Company expends significant time and resources in acquiring and maintaining, and that the Company’s relationships with its Customers and Vendors constitute a significant and valuable asset of the Company. The term “Customer” means any person or entity which has purchased goods, products or services from the Company, entered into any contract for products or services with the Company, and/or entered into any contract for the distribution of any products or services with the Company within the one (1) year immediately preceding the Effective Date. The term “Prospective Customer” means any person or entity which has purchased goods, products or services from the Company, entered into any contract for products or services with the Company, and/or entered into any contract for the distribution of any products or services with the Company within the one (1) year immediately preceding the Effective Date. The term “Vendor” means any supplier, person or entity from which the Company has purchased products or services during the one (1) year immediately preceding the Effective Date.

12.
Acknowledgment by Executive. The term “Company” for purposes of Sections 9, 10 and 11 of this Agreement means NeoMedia Technologies, Inc., a Delaware corporation and its affiliated and related entities, including, without limitation, all of NeoMedia Technologies, Inc.’s subsidiaries and joint venturers. It is understood that any affiliated or related entities of NeoMedia Technologies, Inc. are intended third-party beneficiaries of such provisions of this Agreement

13.
Confidentiality. The Executive covenants and agrees that this Agreement and its terms and conditions are, collectively and individually, totally confidential, and that from the date of this Agreement forward shall forever be kept totally confidential and shall not in any manner or for any reason be disclosed by Executive without the express written consent of the Company except (a) to his attorneys, accountants, and family members on a "need to know" basis, all of whom shall be informed of and be bound by the provisions of this Section; (b) as may be required by government agencies, such as the Internal Revenue Service and the U.S. Securities and Exchange Commission; and (c) pursuant to court order or subpoena compelling such disclosure. Should Executive or his representatives receive any such subpoena or court order compelling disclosure, Executive shall immediately notify the Company so that it may have the opportunity to interpose an objection. The provisions of this Section shall not apply in any action brought by the Executive to enforce any provisions of this Agreement.

14.
Non-Disparagement. The Executive shall refrain from making any written or oral statement or taking any action, directly or indirectly, which he knows or reasonably should know to be a disparaging or negative comment concerning the Company or its officers, directors, employees and agents with the intent to injure or damage the Company or its officers, directors, employees and agents, and shall refrain from suggesting that any such disparaging or negative comment concerning the Company or its officers, directors, employees, attorneys and agents be made except as may be compelled by a court of competent jurisdiction. The Company shall refrain from making any written or oral statement or taking any action, directly or indirectly, which it knows or reasonably should know to be a disparaging or negative comment concerning the Executive with the intent to injure or damage the Executive, and shall refrain from suggesting that any such disparaging or negative comment concerning the Executive be made except as may be compelled by a court of competent jurisdiction.

15.
Return of Property. On or before the Effective Date, the Executive will return to the Company any and all documents, lists, data, confidential information, trade secrets, keys, equipment, products or other property in his possession which relate in any manner to the Company; provided, however, that the Executive shall be entitled to retain possession and ownership of his personal cell phone.

16.
Opportunity to Hire Counsel; Amendments. The Executive and Company each represent and warrant that they have had the opportunity to review and consider the terms of this Agreement with their respective legal counsel (the costs of such counsel having been, and continuing to be, borne exclusively by the Company with respect to Company’s legal counsel, and by Executive with respect to Executive’s counsel), and that neither of them have made any representations concerning the terms or effects of this Agreement other than those contained in this Agreement, it being clearly understood that this Agreement are the only agreements between the parties and they may not be modified or terminated orally, but only in a writing signed by both of them.

17.
Injunctive Relief. The Executive and Company each acknowledge that the other’s breach of the terms of this Agreement would make difficult the assessment of monetary damages that would be sustained from such breach, and it would be difficult, if not impossible, to compensate fully for damages for any such breach, specifically including, but not limited to, breach of the provisions relating to confidentiality, non-competition, non-disparagement and issuance of the Options. Accordingly, each party specifically agrees that the other shall be entitled to temporary and permanent injunctive relief and/or specific performance to enforce this Agreement or to enjoin any unauthorized disclosure of confidential information, and the Party in breach shall expressly waive the defense that a remedy in damages would be adequate and any requirement for the security or posting of any bond in connection with any such injunctive relief. This provision with respect to injunctive relief and/or specific performance shall not, however, diminish the right of the non-breaching party to claim and recover damages in addition to or in lieu of injunctive relief and/or specific performance.

18.
Binding Agreement. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective legal representatives, successors and permitted assigns, whether so expressed or not.

19.
Counterpart Signatures. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

20.
Attorney Fees. If any legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or threatened breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that legal proceeding, in addition to any other relief to which such party may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

21.
Jurisdiction. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Miami-Dade County or the United States District Court, Southern District of Florida, Miami Division. Each party consents to the jurisdiction of such court in any such proceeding and waives any objection to the laying of venue of any such proceeding in such court.

22.
Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Florida (without reference to the choice of law provisions of Florida law).

23.
Severability. If any provision of this Agreement is invalidated by a court of competent jurisdiction, then all of the remaining provisions of this Agreement shall remain in full force and effect, provided that both parties may still effectively realize the complete benefit of the promises and considerations conferred hereby.

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IN WITNESS WHEREOF, the parties have executed this Severance Agreement and Release on the date set forth above.

By:	/s/ Frank Pazera
FRANK PAZERA

NEOMEDIA TECHNOLOGIES, INC., a
Delaware corporation

By:	/s/ Iain McCready
Name: Iain McCready
Title: Chief Executive Officer